Exhibit 99.1

ATLAS PIPELINE HOLDINGS, L.P.

REPORTS THIRD QUARTER AND NINE MONTH 2006 RESULTS

Philadelphia, PA, November 6, 2006 – Atlas Pipeline Holdings, L.P. (NYSE: AHD – the “Partnership”), the general partner of Atlas Pipeline Partners, L.P. and its subsidiaries (NYSE: APL – “Atlas Pipeline”), today reported its results for the third quarter 2006. The Partnership, which owns the 2% general partner interest, all of the incentive distribution rights, and 1,641,026 common limited partnership units in Atlas Pipeline, presents its financial results consolidated with those of Atlas Pipeline. Net income for the third quarter 2006 was $4.5 million compared with $3.2 million for the third quarter 2005. Please see Atlas Pipeline’s press release regarding its third quarter 2006 earnings for further information regarding its results.

On October 27, 2006, the Partnership declared its initial quarterly cash distribution for the third quarter 2006 of $0.17 per common limited partner unit, representing a pro-rated cash distribution of $0.24 per common unit for the period from July 26, 2006, the date of the Partnership’s initial public offering, through September 30, 2006. The $3.6 million distribution will be paid on November 17, 2006 to common unitholders of record at the close of business on November 10, 2006.

On July 26, 2006, Atlas America, Inc. and subsidiaries (NASDAQ: ATLS – “Atlas America”) contributed its ownership interests in Atlas Pipeline Partners GP, LLC, its wholly-owned subsidiary and Atlas Pipeline’s general partner, to the Partnership. Concurrent with this transaction, the Partnership issued 3,600,000 common units, representing a 17.1% ownership interest, in an initial public offering. Substantially all of the net proceeds from this offering were distributed to Atlas America. At September 30, 2006, the Partnership had 21,100,000 common limited partnership units outstanding.

Interested parties are invited to access the live webcast of an investor call with management regarding Atlas Pipeline’s third quarter results on Tuesday morning, November 7, 2006 at 8:30 am EDT by going to the home page of Atlas Pipeline’s website at www.atlaspipelinepartners.com. An audio replay of the conference call will also be available beginning at 11:00 am EDT on Tuesday, November 7, 2006 until 11:59 pm on Thursday, December 7, 2006. To access the replay, dial 1-888-286-8010 and enter conference code 36346713.

Atlas Pipeline Holdings, L.P. is the parent company of Atlas Pipeline Partners, L.P.’s general partner and owner of 1,641,026 units of limited partner units of Atlas Pipeline Partners, L.P. For more information, please contact investor relations at bbegley@atlasamerica.com.

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 1,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City, Sweetwater and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Atlas America, Inc., the parent company of Atlas Pipeline Holdings, L.P.’s general partner and owner of 17,500,000 units of limited partner interest of AHD, is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at bbegley@atlasamerica.com.

Statements made in this release include forward-looking statements, which involve substantial risks and uncertainties. The Partnership’s actual results, performance or achievements could differ materially from those expressed or implied in this release as a result of certain factors, including competition within the energy industry, climactic conditions and the price of gas in the Appalachian and Mid-Continent areas, actual versus projected volumetric production from wells connected to the Partnership’s gas-gathering pipeline system, and the cost of supplies and services in the energy industry.

ATLAS PIPELINE HOLDINGS, L.P. AND SUBSIDIARIES

Financial Summary

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
Revenue:
Natural gas and liquids	$101,409	$96,234	$298,432	$218,268
Transportation and compression – affiliates	6,951	6,248	22,659	16,447
Transportation and compression – third parties	6,726	16	20,882	54
Interest income and other	3,562	147	3,986	352

Total revenue and other income	118,648	102,645	345,959	235,121

Costs and expenses:
Natural gas and liquids	89,679	82,537	252,577	184,578
Plant operating	3,853	2,745	11,006	7,242
Transportation and compression	2,948	871	8,404	2,169
General and administrative	5,072	2,431	12,937	7,762
Compensation reimbursement – affiliates	378	412	1,983	1,365
Depreciation and amortization	6,152	3,438	16,685	8,495
Interest	5,719	3,166	18,210	8,478
Minority interest in NOARK	—	—	118	—
Minority interest in Atlas Pipeline	300	3,806	9,968	7,240
Other	—	(9)	—	138

Total costs and expenses	114,101	99,397	331,888	227,467

Net income	4,547	3,248	14,071	7,654
Preferred unit imputed dividend cost	(627)	—	(1,262)	—

Net income attributable to owners/common limited partners	$3,920	$3,248	$12,809	$7,654

Allocation of net income attributable to owners/common limited partners:
Portion applicable to owners’ interest (period prior to the initial public offering on July 26, 2006)	$1,347	$3,248	$10,236	$7,654
Portion applicable to common limited partners’ interest (period subsequent to the initial public offering on July 26, 2006)	2,573	—	2,573	—

Net income attributable to owners/common limited partners	$3,920	$3,248	$12,809	$7,654

Net income attributable to common limited partners per unit - basic and diluted:	$0.12		$0.12

Weighted average common limited partner units outstanding - basic and diluted:	21,100		21,100

	September 30, 2006	December 31, 2005
Balance Sheet Data (at period end):
Cash and cash equivalents	$8,086	$34,237
Total assets	769,745	742,726
Total debt	299,640	298,625
Total owners’ deficit/partners’ deficit	(21,654)	(21,001)